Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 28, 2025 except for Note 8 which was dated May 23, 2025 in Amendment No.1 to the Registration Statement on Form S-1 under the Securities Act of 1933 (File No. 333-286237) with respect to the balance sheet of BEST SPAC I Acquisition Corp. as of December 31, 2024, and the related statements of operations, changes in shareholders’ equity, and cash flows for the period from December 13, 2024 (inception) to December 31, 2024, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

San Mateo, California	WWC, P.C.
May 23, 2025	Certified Public Accountants
PCAOB ID No. 1171